Exhibit 10.2

AXIS SPECIALTY U.S. SERVICES, INC.

430 PARK AVENUE, 15TH FLOOR

NEW YORK, NEW YORK 10022

May 9, 2005

PERSONAL AND CONFIDENTIAL

Lorraine S. Mariano

3685 Paces Ferry Road N.W.

Atlanta, Georgia 30327

Dear Lorraine:

This will confirm the agreement (the “Agreement”), dated as of the date first set forth above (the “Execution Date”), that has been reached with you in connection with the termination of your employment with AXIS Specialty U.S. Services, Inc. (the “Company”).

1.             Termination of Employment.

(a)           We have agreed that your employment with the Company as Chief Human Resources Officer shall terminate effective December 31, 2005 (the “Termination Date”).  You hereby confirm that effective December 31, 2005, you shall no longer hold any officer or director positions with the Company or any of its parents, subsidiaries or affiliates, or any other offices or positions that you hold in connection with your employment with the Company, and you agree to execute such documents and take such actions as may be necessary or desirable to effectuate the foregoing.  During the period from the Execution Date to the Termination Date, the Employment Agreement between you and the Company dated April 1, 2004 (the “Employment Agreement”) shall continue in full force and effect.  Without limiting the generality of the foregoing, the Employment Agreement shall govern any termination of your employment which occurs prior to the Termination Date.  Upon the Termination Date, the Employment Agreement shall terminate other than with respect to provisions identified in Section 4(a) below.  A copy of the Employment Agreement is annexed hereto as Exhibit A.

(b)           The Company agrees to engage you as a consultant following the Termination Date in accordance with the terms and conditions set forth in a Consulting Agreement between you and the Company, a form of which is annexed hereto as Exhibit B (the “Consulting Agreement”), provided, however, that this Agreement becomes effective (in accordance with paragraph 9 below), and provided further, that you sign the Additional Release in the form annexed hereto as Exhibit C (the “Additional Release”) upon the Termination Date, and such Additional Release becomes effective pursuant to its terms.  Your obligations as a consultant under the Consulting Agreement shall commence on January 1, 2006 and shall continue through June 30, 2006 or such earlier date as your Consulting Agreement terminates in accordance with its terms (the “Consulting Period”).  Notwithstanding the foregoing, the Company shall have no obligation to enter into, or make any payments under, the Consulting Agreement in the event your employment is terminated by the Company for Cause pursuant to paragraph 3(a)(iii) of the Employment Agreement prior to the Termination Date.

2.             Separation Payments and Benefits.  In consideration for your execution of and compliance with the terms and conditions in this Agreement including, but not limited to, your consent to the Release set forth in paragraph 3 below:

(a)           The Company agrees to continue your current annual base salary of $262,500, to be payable in accordance with the Company’s customary payroll practices, for a period of twelve (12) months following the Termination Date.

(b)           You shall receive, with respect to the Company’s fiscal year 2005, at least your “target” annual bonus under AXIS Capital Holdings Limited 2004 Annual Incentive Plan in accordance with the terms of the Plan and based upon the performance of the Company (the “2005 Annual Bonus”).  The 2005 Annual Bonus shall be paid at the time the Company pays such bonuses to similarly situated employees.

(c)           With respect to your outstanding equity awards set forth on Exhibit D, such awards shall continue to vest in accordance with their original vesting schedule and shall otherwise remain subject to the terms and conditions of the agreement evidencing such awards; provided, however, that with respect to your outstanding options, you shall be entitled to exercise such options within 90 days following the date on which such options vest and any option not exercised within such 90 day period shall terminate immediately.

(d)           The Company agrees to pay you an amount equal to any and all reasonable and necessary unreimbursed business expenses incurred by you on behalf of the Company prior to the Termination Date.

(e)           The Company agrees to continue your current health insurance coverage under the Company’s medical and dental plans for a period of twelve (12) months following the Termination Date, in accordance with the terms and conditions of such plans and as such plans may be amended from time to time.  The Company shall provide you with the opportunity to elect benefits continuation for a period of eighteen (18) months (or such additional period for which you qualify) under the Consolidated Omnibus Reconciliation Act of 1985, as amended (referred to as COBRA), following the first anniversary of the Termination Date at your own expense.

(f)            The payments, benefits and awards contemplated by paragraphs 2(a), 2(b), 2(c), and 2(e) above shall be made provided that this Agreement becomes effective (as provided for in paragraph 9 below), and provided further, that you sign the Additional Release upon the Termination Date (or upon such earlier date as your employment terminates under the Employment Agreement), and such Additional Release becomes effective pursuant to its terms.  Notwithstanding the foregoing, the Company

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shall have no obligation to provide you with the payments, benefits or awards contemplated by paragraphs 2(a), 2(b), 2(c), or
2(e) above in the event your employment is terminated by the Company for Cause pursuant to paragraph 3(a)(iii) of the Employment Agreement prior to the Termination Date.

(g)           You acknowledge that the payments, benefits and awards referred to in this Agreement are in lieu of and in full satisfaction of any amounts that might otherwise be payable or due to you under any contract, plan, policy or practice, past or present, of the Company or any of the other Company Releasees (as defined below), including, without limitation, the Employment Agreement, the AXIS Capital Holdings Long-Term Equity Compensation Plan, and the AXIS Capital Holdings Limited 2004 Annual Incentive Plan.  Notwithstanding the foregoing, nothing in this Agreement shall impair or preclude your entitlement to any vested benefits you may have as of the Termination Date under the AXIS 401(k) Savings Plan and the AXIS Specialty U.S. Services Inc. Supplemental Retirement Plan.

(h)           Notwithstanding anything herein to the contrary, your rights to any payment or benefits during the Consulting Period shall be governed by the terms of the Consulting Agreement.

(i)            The Company shall be entitled to withhold from amounts to be paid to you under this paragraph 2 any applicable foreign, federal, state or local withholding or other taxes which the Company is from time to time required by law to withhold, and to issue W-2s and 1099s as required by law.

3.             Release.

(a)           In consideration of the Company’s obligations set forth in this Agreement, including but not limited to the payments and benefits described in paragraph 2 above, you voluntarily, knowingly and willingly on behalf of yourself, your heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, consultants, shareholders, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which you or your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against the Company or any of the other Company Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this Agreement is executed by you (the “Release”).  This Release includes, without limitation, any rights or claims relating in any way to your employment relationship with the Company or any of the Company Releasees, or the termination thereof, arising under any federal, state and local labor, employment, whistleblower and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment Act, the Older Workers

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Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, the New York State and City Human Rights Laws, the Georgia Equal Employment for Persons with Disabilities Code, the Code of Georgia, each as amended, or any other federal, state or local or foreign law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the Company Releasees and you, including, without limitation, the Employment Agreement (as defined above).

(b)           By signing this Agreement, you represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters set forth in this paragraph 3.  You further represent that you will not be entitled to any personal recovery in any action or proceeding of any nature whatsoever against the Company or any of the other Company Releasees that may be commenced on your behalf arising out of any of the matters released hereby.

(c)           You agree and acknowledge that the Company and the other Company Releasees have fully satisfied any and all obligations owed to you arising out of your employment with the Company (or the termination thereof), and no further sums are owed to you by the Company or any of the other Company Releasees, except as expressly provided in this Agreement.

4.             Covenants; Confidentiality.

(a)        You reaffirm, and agree to comply with, all of your obligations set forth in paragraph 4 (Assignment of Intellectual Property Rights), paragraph 5 (Non-Disclosure) and paragraph 6 (Non-Solicitation) of the Employment Agreement (as defined above), and agree that such obligations shall remain in full force and effect and such paragraphs are incorporated by reference as if restated herein.

(b)       You agree to keep the terms of this Agreement confidential and not to disclose the existence of this Agreement or its terms to any person, except that you may disclose such information:  (i) as may be required in the course or obtaining legal or tax advice; (ii) as may be required for the filing of income tax returns or required financial disclosures; (iii) as may be required in the enforcement or implementation of this Agreement; or (iv) as may be required to respond to a subpoena, court order or similar legal process.  In the case of any disclosure to a legal or tax advisor, you shall require any person receiving such information to maintain its confidentiality.

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(c)        Notwithstanding anything herein to the contrary, in the event that you violate any of your continuing obligations referenced in paragraph 4(a) above or any of the provisions set forth in paragraphs 4(b) or 7 herein: (i) the Company shall have no obligation to enter into, or make any payments under, the Consulting Agreement; (ii) the Company shall have no obligation to make, or to continue to make, the payments set forth in paragraphs 2(a) or 2(b) above; and (iii) all outstanding and unvested equity awards held by you as of the date of any such violation shall be forfeited.

5.             Waiver of Future Employment.  You acknowledge that you forever waive any interest in, or claim to, any future employment with the Company, its parents or any of its subsidiaries, divisions or affiliates, and further agree that you will not knowingly apply for, or otherwise seek or accept employment with, any such entity at any time in the future.

6.             No Admission.  The Company’s offer to you of this Agreement and the payments and benefits set forth herein are not intended to, and shall not be construed as, any admission of liability or wrongdoing on the part of the Company or any of the Company Releasees.

7.             Nondisparagement.  You agree that at all times hereafter, you shall not make, or cause to be made, any public statement, observation or opinion that (i) accuses or implies that the Company or any of the Company Releasees engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of the Company or any of the other Company Releasees.  Nothing in this paragraph 7 shall preclude you from providing truthful testimony in response to a legal subpoena or as required by law.

8.             Consultation with Attorney/Voluntary Agreement.  You acknowledge that (i) the Company has advised you of your right to consult with an attorney of your choosing prior to signing this Agreement, (ii) you have carefully read and fully understand all of the provisions of this Agreement, and (iii) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

9.             Consideration and Revocation Period.  You have twenty-one (21) days to consider this Agreement, although you may elect to sign it sooner.  Once you have signed this Agreement, you shall have seven (7) days from the date you sign it to revoke your consent to the Release by delivering (by hand or overnight courier) written notice of revocation to me at the Company, at the address listed above.  In the event you do not revoke your consent, the Release and this Agreement shall become effective on the eighth (8th) day after the date you have signed this Agreement (the “Effective Date”).  In the event that you revoke your consent, the Release and this Agreement shall become null and void and shall not become effective.

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10.           Assignment.  This Agreement is personal to you and may not be assigned by you.  This Agreement is binding on, and will inure to the benefit of, the Company and the other Company Releasees.

11.           No Oral Modification; No Waivers.  This Agreement may not be changed orally, but may be changed only in a writing signed by you and by a duly authorized representative of the Company.  The failure of you or the Company to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by you or the Company of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

12.           Descriptive Headings.  The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

13.           Enforceability.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible.  In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

14.           Each Party the Drafter.  This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.

15.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its choice of law rules.  The parties hereby irrevocably consent to the jurisdiction of the State and Federal courts located in New York, New York for purposes of resolving any dispute under this Agreement and expressly waive any objections as to venue in any such courts.

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16.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between you and the Company and merges and supersedes any and all prior agreements, representations, discussions, and understandings of every kind and nature, written and oral, between you and the Company concerning the subject matter hereof, including, but not limited to, the Summary of Terms between you and the Company; provided, however, that the Employment Agreement shall not be superseded until the Termination Date (or such earlier date upon which the Employment Agreement terminates in accordance with its terms).  You represent that, in executing this Agreement, you have not relied upon any representation or statement made by the Company or any other Company Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.  You and the Company agree to negotiate in good faith should any amendment to this Agreement be required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

If the foregoing sets forth our agreement as you understand it and consent to it, please sign the enclosed copy of this Agreement and return it to me at the Company.

Very truly yours,

AXIS SPECIALTY U.S. SERVICES, INC.

	By:	/s/ Dennis B. Reding
Name: Dennis B. Reding
Title: Executive Vice President

Agreed to and Accepted:

/s/ Lorraine S. Mariano
Lorraine S. Mariano

Dated:

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EXHIBIT D

OPTIONS

AMOUNT	GRANT DATE	EXERCISE PRICE	VESTED	UNVESTED
20,000	April 1, 2003	$16.25	13,332	6,668
25,000	January 2, 2004	$29.62	8,333	16,667
25,000	January 13, 2005	$28.02	0	25,000

RESTRICTED STOCK

AMOUNT	GRANT DATE	VESTING	VESTED
16,000	April 1, 2003	April 1, 2006	0
12,000	January 2, 2004	January 2, 2007	0
18,000	January 13, 2005	January 13, 2008	0

AXIS SPECIALTY U.S. SERVICES, INC.

430 PARK AVENUE, 15TH FLOOR

NEW YORK, NEW YORK 10022

December 9, 2005

PERSONAL AND CONFIDENTIAL

Lorraine S. Mariano

3685 Paces Ferry Road N.W.

Atlanta, Georgia 30327

Dear Lorraine:

This will confirm that an agreement (the “Agreement”), dated as of May 9, 2005 (the “Execution Date”), has been reached with you in connection with the termination of your employment with AXIS Specialty U.S. Services, Inc. (the “Company”) and that you and the Company have agreed to amend the Agreement as of the date first written above.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

1.             Consulting Agreement  Paragraph 1(b) is hereby amended by deleting Exhibit B annexed to the Agreement in its entirety and substituting Exhibit B annexed hereto.

2.             Additional Release  Paragraph 1(b) is hereby amended by deleting Exhibit C annexed to the Agreement in its entirety and substituting Exhibit C annexed hereto.

3.             Equity Awards.  Paragraph 2(c) is hereby amended by deleting such paragraph in its entirety and substituting the following paragraph:

“With respect to your outstanding equity awards set forth on Exhibit D, (i) such option awards shall vest on June 30, 2006, you shall be entitled to exercise such options within 90 days following the date on which such options vest and any option not exercised within such 90 day period shall terminate immediately and (ii) such restricted stock awards shall continue to vest in accordance with their original vesting schedule and shall otherwise remain subject to the terms and conditions of the agreement evidencing such awards.”

4.             Assignment.  This Amendment is personal to you and may not be assigned by you.  This Amendment is binding on, and will inure to the benefit of, the Company and the other Company Releasees.

5.             No Oral Modification; No Waivers.  This Amendment may not be changed orally, but may be changed only in a writing signed by you and by a duly authorized representative of the Company.  The failure of you or the Company to enforce any of the terms, provisions or covenants of this Amendment will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by you or the Company of any breach or default by the other party of any term or provision of this Amendment will not operate as a waiver of any other breach or default.

6.             Descriptive Headings.  The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Amendment.

7.             Enforceability.  It is the desire and intent of the parties that the provisions of this Amendment shall be enforced to the fullest extent permissible.  In the event that any one or more of the provisions of this Amendment is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.  Moreover, if any one or more of the provisions contained in this Amendment is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

8.             Each Party the Drafter.  This Amendment, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Amendment because that party drafted or caused that party’s legal representatives to draft any of its provisions.

9.             Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its choice of law rules.  The parties hereby irrevocably consent to the jurisdiction of the State and Federal courts located in New York, New York for purposes of resolving any dispute under this Amendment and expressly waive any objections as to venue in any such courts.

10.           Entire Agreement.  The Agreement as amended by this Amendment sets forth the entire agreement and understanding between you and the Company and merges and supersedes any and all prior agreements, representations, discussions, and understandings of every kind and nature, written and oral, between you and the Company concerning the subject matter hereof, including, but not limited to, the Summary of Terms between you and the Company; provided, however, that the Employment Agreement shall not be superseded until the Termination Date (or such earlier date upon which the Employment Agreement terminates in accordance with its terms).  You represent that, in executing this Agreement, you have not relied upon any representation or statement made by the Company or any other Company Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Amendment or otherwise.

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If the foregoing sets forth our agreement as you understand it and consent to it, please sign the enclosed copy of this Amendment and return it to me at the Company.

Very truly yours,

AXIS SPECIALTY U.S. SERVICES, INC.

	By:	/s/ Dennis B. Reding
Name: Dennis B. Reding
Title: Executive Vice President

Agreed to and Accepted:

/s/ Lorraine S. Mariano
Lorraine S. Mariano

Dated:

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EXHIBIT B

AXIS SPECIALTY U.S. SERVICES, INC.

430 PARK AVENUE, 15TH FLOOR

NEW YORK, NEW YORK 10022

Lorraine S. Mariano

3685 Paces Ferry Road, N.W.

Atlanta, Georgia  30327

Dear Lorraine:

We are delighted that you have decided to act as an advisor for AXIS Specialty U.S. Services, Inc., a Delaware corporation (the “Company”) and wholly owned, indirect subsidiary of AXIS Capital Holdings Limited, a Bermuda company (the “Parent”). We thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement (this “Agreement”).  This Agreement is dated as of January 1, 2006.

1.             Engagement

The Company hereby agrees to engage you as a human resources advisor to the Company. In this capacity, you will assist the Chief Executive Officer and President of the Parent or any other appropriate designee as may be directed by him in human resource matters. You will be expected to devote such time as the Company reasonably deems appropriate to the performance of your duties and responsibilities to the Company, and shall faithfully and diligently endeavor to promote the business and best interests of the Company and the Parent.  Nothing in this Section 1 shall preclude you from performing services for persons or entities other than the Company to the extent such services do not interfere with your obligations under this Agreement.

2.             Compensation and Benefits

(a)           During your engagement hereunder with the Company, your total fee shall be $200,000 (the “Consulting Fee”) and shall be payable in six monthly installments of $33,333 in accordance with the Company’s customary payroll practices.

(b)           In connection with the execution of this Agreement, Parent agrees to grant to you an award of restricted shares of the Common Stock (“Restricted Shares”) of Parent pursuant to the 2003 Long-Term Equity Compensation Plan (the “Parent Equity Plan”) based on the 2005 performance of the Company and at least equal to your 2005 target.  The Restricted Shares will vest on the third anniversary of the date of grant and as otherwise set forth in the Parent Equity Plan and the award agreement.  All other terms and conditions shall be provided in the Parent Equity Plan and the award agreement.

(c)           During your engagement hereunder by the Company, you will not be entitled to participate in any benefit plans or other fringe benefits made available to employees of the

Company, other than medical and dental insurance as provided in the Separation Agreement between you and the Company a copy of which is attached hereto (the “Separation Agreement”).

(d)           During your engagement hereunder by the Company, the Company will reimburse you for all reasonable business expenses upon presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified.

3.             Term of Engagement

(a)           The engagement period shall commence on January 1, 2006 and shall terminate on June 30, 2006. Notwithstanding the foregoing, your engagement hereunder will be terminated upon the earliest to occur of the following events:

(i)            Death.  Your engagement hereunder shall automatically terminate upon your death.

(ii)           Cause.  The Company may terminate your engagement hereunder for Cause, which, for purposes of this Agreement, shall mean (A) the willful engagement by you in misconduct that is demonstrably injurious to the Company (monetarily or otherwise) or its reputation, (B) your material breach of this Agreement or the Separation Agreement or (C) your conviction of, or pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude.

(iii)         Without Cause.  The Company may terminate your engagement hereunder at any time without Cause.

(iv)          Voluntary Resignation.  You may voluntarily terminate your engagement hereunder at any time.

(v)           Additional Release.  Your engagement hereunder shall automatically termination in the event that the Additional Release (as defined in the Separation Agreement) does not become effective in accordance with its terms.

(b)           In the event that your engagement hereunder by the Company shall terminate for any reason, except as otherwise set forth in this Agreement, the Company’s sole obligation under the Agreement shall be to pay to you any earned but unpaid portion of the Consulting Fee through the date of termination and an amount equal to such reasonable and necessary unreimbursed business expenses incurred by you on behalf of Company on or prior to the date of termination.

(c)           In the event that the Company terminates your engagement hereunder without Cause in accordance with the provisions of Section 3(a)(iii) hereof, you shall be entitled to continuation of your Consulting Fee until June 30, 2006; provided, however, that you comply with your obligations under Sections 3(d), 4, 5, 6 and 7 hereof.

(d)           Upon termination of your engagement hereunder with the Company for any reason, you agree (i) to resign from all directorships and other offices that you may hold in connection with your prior employment with the Company (including any directorships with subsidiaries or other affiliates of the Company) and (ii) to execute a general release and waiver, waiving all claims you may have against the Company, its affiliates (including Parent) and their respective successors, assigns, employees, officers, directors, consultants, partners and shareholders.

4.             Assignment of Intellectual Property Rights

(a)           Assignment.  You hereby assign all of your rights, title and interest to and in all Intellectual Property Rights (as defined below) conceived, developed, invented, made by you or otherwise owned by you at any time during your employment or engagement by the Company and directly or indirectly relating to the Company’s business and you agree and acknowledge that, on the date hereof, such rights to and in such Intellectual Property Rights shall become the sole property of, and belong to, the Company.

(b)           Intellectual Property Rights.  For the purposes of this Agreement, the term “Intellectual Property Right” shall mean all proprietary and other rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin; (ii) patents, inventors’ certificates and invention disclosures; (iii) trade secrets and other confidential or non-public business information, including ideas, formulae, compositions, inventions, discoveries and improvements, know-how, manufacturing and production processes and techniques, and research and development information (whether patentable or not); drawings, specifications, designs, plans, proposals and technical data; and financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (iv) writings and other works of authorship, whether copyrightable or not, including computer programs, data bases and documentation therefor, and all copyrights to any of the foregoing; (v) mask works; (vi) rights, title and interest in know-how, technical information, processes, practices and systems, whether or not protectable by patent, copyright or trade secret law; (vii) moral rights; (viii) rights to limit the use or disclosure of confidential information by any person; (ix) any similar tangible or intangible intellectual property or proprietary rights, information and technology; (x) registrations of, and applications to register, any of the foregoing with any governmental agency or authority and any renewals or extensions thereof, (xi) the goodwill associated with each of the foregoing and (xii) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case in any jurisdiction.

5.             Non-Disclosure

(a)           In view of the fact that your work for the Company will bring you into close contact with many confidential affairs of and the Company and its affiliates not readily available to the public, as well as plans for future developments, you agree during your engagement hereunder by the Company and thereafter:

(i)            to keep secret and retain in the strictest confidence all proprietary or confidential matters or trade secrets of the Company or any of its subsidiaries and affiliates (which information will be deemed confidential notwithstanding any prior unauthorized disclosures), including, but not limited to, data, know-how, formulae, practices, processes, methodologies, designs, sketches, photographs, plans, drawings, specifications, samples, reports, member or customer lists, price lists, business strategies or arrangements, studies, findings, inventions, ideas, software, source code, business plans and other technical, business or financial information relating to the Company’s business, whether existing on the date hereof or hereafter (such material collectively, “Restricted Material”), and not to disclose such Restricted Material except with the Company’s permission to such third parties as may be necessary in the furtherance of the Company’s interests and in the discharge of your duties; and

(ii)           to deliver promptly to the Company upon the termination of your engagement hereunder or at any other time as the Company may so request, all documents (and all copies thereof), in whatever form, containing Restricted Material, and all property associated therewith, which you may then possess or have under your control; provided, however, that Restricted Material shall not be subject to the confidentiality restrictions of this Section 5 where you can show that such information is, at the time of disclosure, generally known to the public.

(b)           In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any Restricted Material, you agree to provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you may furnish that portion (and only that portion) of the Restricted Material which you are legally compelled to disclose and will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Restricted Material so furnished.

(c)           Nothing in this Section 5 shall be construed as granting or implying any right to you under any patent or unpatented intellectual property right of the Company, or your right to use any invention covered thereby.

6.             Non-Solicitation

Except with prior written permission of the Company, you shall not, directly or indirectly (individually or on behalf of other persons), during your engagement hereunder by the Company or any of its affiliates and for a period of six (6) months following the termination of your engagement hereunder by the Company for any reason, hire, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Parent or any of its affiliates (including the Company and any subsidiary) or any then current or prospective customer, client or broker of the Parent or any of its affiliates (including the Company and any subsidiary), to discontinue his or her relationship with the Parent or any of its affiliates

(including the Company and any subsidiary) or to otherwise do business with any competing business of Parent or any of its affiliates (including the Company and any subsidiary).

7.             Non-Competition

Except with prior written permission of the Company, you shall not, during your engagement with the Company or any of its affiliates, and, for a period of six (6) months following the termination of your engagement, directly or indirectly (individually or on behalf of other persons): (a) enter the employ of, or render services to, any person, firm or corporation engaged in the insurance or reinsurance business or any other business in which the Company is, or has announced an intention to become, engaged in at any time during your employment or engagement with the Company and in each case within any State in the United States in which Parent or any of its affiliates (including the Company and any subsidiary) does business (hereinafter collectively referred to as the “Business”); (b) engage in such Business on your own account; or (c) become interested in any such Business, directly or indirectly, as an owner, partner, shareholder, member, director, officer, principal, consultant or in any other senior executive or managerial capacity; provided, however, that nothing contained in this Section 7 shall be deemed to prohibit you from acquiring, solely as a passive investment, no more than 5% of the total outstanding securities of any publicly-held corporation.

8.             Enforcement

(a)           The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to the Company by reason of your failure to perform any of your obligations under Sections 4, 5, 6 and 7. Accordingly, if the Company institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, you hereby waive the claim or defense that the Company has an adequate remedy at law, and you shall not urge in any such action or proceeding the defense that any such remedy exists at law. The foregoing rights shall be in addition to any other rights and remedies available to the Company under law or in equity.

(b)           If any of the covenants contained in Sections 4, 5, 6 and 7 or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portion(s). In addition, if any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, is held by any person or entity with jurisdiction over the matter to be invalid or unenforceable because of duration of such provision or the geographical area covered thereby, the parties agree that such person or entity shall have the power to reduce the duration and/or geographical area of such provision and, in its reduced form, said provisions shall then be enforceable.

(c)           It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege contained in Sections 4, 5, 6 and 7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege contained in Sections 4, 5, 6 and 7.

9.             Miscellaneous

(a)           It is agreed and understood between the parties to this Agreement that the services performed by you pursuant to this Agreement will be performed as an independent contractor and not as an employee of the Company or its affiliates.

(b)           Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed to the relevant party at the address provided for such party on the first page hereof, or to such other address as any party hereto may designate by notice to the other in accordance with the foregoing.

(c)           This Agreement constitutes the entire agreement among you and the Company with respect to your engagement hereunder by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment or engagement by the Company or its affiliates other than the Separation Agreement, which remains in full force and effect.

(d)           This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought.

(e)           This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, shall be governed by and construed and interpreted in accordance with the laws of New York without regard to principles of conflict of laws.

(f)            This Agreement shall inure for the benefit of and be an obligation of the Company’s assigns and successors; provided, however, that you may not assign your duties and obligations hereunder to any other party.

(g)           The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

If the terms of this Agreement meet with your approval, please sign and return one copy to the Company.

Sincerely,

AXIS SPECIALTY U.S. SERVICES, INC.

By:
Name:
Title:

Accepted and Agreed
as of the date first set forth above:

Lorraine S. Mariano

EXHIBIT C

ADDITIONAL RELEASE

For good and valuable consideration, Lorraine S. Mariano (“you”) and AXIS Specialty U.S. Services, Inc. (the “Company”) hereby agree to the terms of this additional release (the “Additional Release”).

1.             You voluntarily, knowingly and willingly on behalf of yourself, your heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, consultants, shareholders, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which you or your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against the Company or any of the other Company Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this Additional Release is executed by you.  This Additional Release includes, without limitation, any rights or claims relating in any way to your employment relationship with the Company or any of the Company Releasees, or the termination thereof, arising under any federal, state and local labor, employment, whistleblower and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, the New York State and City Human Rights Laws, the Georgia Equal Employment for Persons with Disabilities Code, the Code of Georgia, each as amended, or any other federal, state or local or foreign law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the Company Releasees and you, including, without limitation, the Employment Agreement between you and the Company dated April 1, 2004.

2.             You acknowledge that (i) the Company has advised you of your right to consult with an attorney of your choosing prior to signing this Additional Release, (ii) you have carefully read and fully understand all of the provisions of this Additional Release, and (iii) you are entering into this Additional Release knowingly, freely and voluntarily in exchange for good and valuable consideration.  You have twenty-one (21) days to consider this Additional Release, although you may elect to sign it sooner, provided that you may not sign this Additional Release prior to the Termination

Date.  Once you have signed this Additional Release, you shall have seven (7) days from the date you sign it to revoke your consent by delivering (by hand or overnight courier) written notice of revocation to Dennis B. Reding, Executive Vice President, at the Company, at the address listed above.  In the event you do not revoke your consent, this Additional Release shall become effective on the eighth (8th) day after the date you have signed it (the “Effective Date”).  In the event that you revoke your consent, the Additional Release shall become null and void and shall not become effective and you shall not receive the payments, benefits or awards contemplated by paragraphs 2(a), 2(b), 2(c), or 2(e) of the letter agreement as amended on December 9, 2005 to which this Additional Release is attached.

3.             This Additional Release may not be changed orally, but may be changed only in a writing signed by you and by a duly authorized representative of the Company.  The failure of you or the Company to enforce any of the terms, provisions or covenants of this Additional Release will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by you or the Company of any breach or default by the other party of any term or provision of this Additional Release will not operate as a waiver of any other breach or default.

4.             This Additional Release shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its choice of law rules.  You hereby irrevocably consent to the jurisdiction of the State and Federal courts located in New York, New York for purposes of resolving any dispute under this Additional Release and expressly waive any objections as to venue in any such courts.

Dated:

Lorraine S. Mariano